Exhibit 99.1

ASTROTECH APPOINTS MATT KREPS TO BOARD OF DIRECTORS

Austin, Texas – July 22, 2026 – Astrotech Corporation (Nasdaq: ASTC) announced today that it has increased the size of its Board of Directors from five to six directors and has appointed Matt Kreps as a director of the Company. Mr. Kreps brings to Astrotech’s Board extensive financial and capital markets experience leading investor relations and equity capital markets programs for publicly traded companies and companies across multiple exchanges and jurisdictions.

Mr. Kreps stated, “I am honored to join the Board of Astrotech. I look forward to working closely with my fellow Board members to support the Company’s strategic objectives as it continues to advance its lunar resource development initiatives.”

Mr. Kreps has served as Senior Vice President of Capital Markets and Investor Relations of HydroGraph Clean Power Inc. (CSE: HG; OTCQB: HGRAF). Additionally, since 2016, Mr. Kreps has served as Managing Director at Darrow Associates Investor Relations. Before joining Darrow Associates in 2016, Mr. Kreps held senior investor relations roles at Shelton Group from 2009 to 2016, Magnolia Investor Relations from 2007 to 2009, and Halliburton Investor Relations from 2001 to 2007. Mr. Kreps received his Executive MBA in Global Leadership from The University of Texas at Dallas and a Bachelor of Science in Mass Communications from Kansas State University

“We are pleased to welcome Matt to the Astrotech Board. Matt’s extensive background in the equity capital markets and long-standing relationships across the institutional investor community will help us communicate our strategy clearly, expand our shareholder base, and enhance long-term engagement with investors and analysts,” stated Thomas B. Pickens III, Chairman and CEO of Astrotech. “As Astrotech continues executing on its next phase of growth, we are confident that Matt will bring the investor community’s perspective directly into the boardroom – a unique and valuable vantage point. We look forward to Matt’s guidance and perspective as the Company continues to pursue its goals in the mass-spec industry.”

About Astrotech Corporation

Astrotech Corporation is an instrumentation company that that creates, operates, and scales innovative businesses through its wholly owned subsidiaries.

●	1st Detect develops, manufactures, and markets trace detection systems for explosives and narcotics.
●	AgLAB designs process analyzers tailored to the processing of biomass essential oils.
●	Pro-Control produces solutions using proprietary gas chromatography/mass spec chemical autonomous process control that is ideal for both the moon and earth.
●	EN-SCAN, Inc. delivers portable, ruggedized environmental GC-MS for on-site testing of air, water and soil.

Astrotech is currently evaluating opportunities to identify, develop, and commercialize advanced technologies with applications in space, defense, industrial, and related markets.

Astrotech is headquartered in Austin, Texas. For more information, visit www.astrotechcorp.com.

Forward-Looking Statements

This press release contains “forward-looking statements” that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These statements may be identified by terms such as “aims,” “anticipates,” “believes,” “contemplates,” “continue,” “could,” “estimates,” “expect,” “forecast,” “guidance,” “intends,” “may,” “plans,” “possible,” “potential,” “predicts,” “preliminary,” “projects,” “seeks,” “should,” “targets,” “will” or “would,” or the negatives of these terms, variations of these terms or other similar expressions. Forward-looking statements are based on current expectations, estimates, forecasts, and projections, as well as management's current beliefs and assumptions, and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the early-stage nature of the lunar initiative; technical, engineering, regulatory, financial, operational, market, and commercial risks; the availability and cost of lunar transportation and launch services; the Company's ability to secure strategic partners, customers, government support, or financing; the uncertain timing and development of lunar resource markets; risks associated with autonomous lunar operations and advanced technology development; the adverse impact of inflationary pressures, including significant increases in fuel costs, global economic conditions and events related to these conditions, including the ongoing wars in Ukraine and the middle east, the Company’s use of proceeds from the common stock offerings, whether we can successfully complete the development of our new products and proprietary technologies, whether we can obtain the FDA and other regulatory approvals required to market our products under development in the United States or abroad, whether the market will accept our products and services and whether we are successful in identifying, completing and integrating acquisitions, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statements in this document should be evaluated in light of these important risk factors. While we do not intend to directly harvest, manufacture, distribute or sell cannabis or cannabis products, we may be detrimentally affected by a change in enforcement by federal or state governments and we may be subject to additional risks in connection with the evolving regulatory area and associated uncertainties. Any such effects may give rise to risks and uncertainties that are currently unknown or amplify others mentioned herein. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. In addition, any forward-looking statements included in this press release represent the Company’s views only as of the date of its publication and should not be relied upon as representing its views as of any subsequent date. The Company assumes no obligation to correct or update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Company Contact: Scott Bartley, Interim Chief Financial Officer, Astrotech Corporation, (512) 485-9530